EXHIBIT 3.1

AMENDMENT NO. 2

AMENDED AND RESTATED BYLAWS
OF EPLUS INC.

Section 2.8 of the Amended and Restated Bylaws of ePlus inc. effective February 15, 2018 (the “Bylaws”), is hereby amended in its entirety, effective February 17, 2022, to provide as set forth below. Except as specifically set forth below, the Bylaws remain unchanged and in full force and effect.

ARTICLE II: MEETINGS OF STOCKHOLDERS

SECTION 2.8 Advance Notice of Stockholder Proposals and Stockholder Nominations.

(A) At any annual meeting of the stockholders nominations of persons for election to the Board of Directors and the proposal of other business to be considered by the stockholders may be made (i) by or at the direction of the Board or (ii) by any stockholder of the Corporation who complies with the notice procedures set forth in this Section 2.8. For any nominations or other business to be properly brought before any annual meeting of the stockholders by a stockholder, the stockholder must have given notice thereof in writing to the Secretary of the Corporation: (1) not more than 120 days nor later than 90 days in advance of the first anniversary of the previous year’s annual meeting if such meeting is to be held on a day which is within 30 days of the anniversary of the previous year’s annual meeting; and (2) with respect to any other annual meeting of stockholders, not later than the close of business on the seventh day following the date of public announcement of such meeting. For business proposals other than nominations, for which a notice must comply with requirements of Section 2.8(B), a stockholder’s notice to the Secretary shall set forth (1) as to each matter the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting, (2) the name and address, as they appear on the Corporation’s books, of the stockholder proposing such business, (3) the class and number of shares of the Corporation that are beneficially owned by the stockholder, and (4) whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of, or any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares of stock) has been made, the effect or intent of which is to mitigate loss to or manage risk of stock price changes for, or to increase the voting power of, such stockholder or any of its affiliates with respect to any share of stock of the Corporation, (5) as to each matter the stockholder proposes to bring before the meeting, any material interest of the stockholder in such business. In addition, the stockholder making such proposal shall promptly provide any other information reasonably requested by the Corporation. Notwithstanding anything in these Bylaws to the contrary, no business shall be conducted at any meeting of the stockholders except in accordance with the procedures set forth in this Section 2.8. The Chairman of any such meeting shall direct that any business not properly brought before the meeting shall not be considered.  Notwithstanding the foregoing provisions of this Section 2.8, a stockholder seeking to include a proposal in a proxy statement that has been prepared by the Corporation to solicit proxies shall comply with the requirements in the proxy rules of the United States Securities and Exchange Commission with respect to such proposal.

(B) A stockholder may nominate a person for election as a director at a special meeting only if the nominee is named in the special meeting request delivered pursuant to Section 2.3(B) of these Bylaws. For nominations of any person to be elected as a director, a stockholder’s notice to the Secretary shall set forth: (i) the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated; (ii) a representation that the stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting and nominate the person or persons specified in the notice; (iii) whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of, or any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares of stock) has been made, the effect or intent of which is to mitigate loss to or manage risk of stock price changes for, or to increase the voting power of, such stockholder or any of its affiliates with respect to any share of stock of the Corporation (iv) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; (v) such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the United States Securities and Exchange Commission had the nominee been nominated, or intended to be nominated, by the Board; and (vi) the consent of each nominee to serve as a director of the Corporation if so elected. In addition, the stockholder making such nomination shall promptly provide any other information reasonably requested by the Corporation. No person shall be eligible for election as a director of the Corporation unless nominated in accordance with the procedures set forth in this Section 2.8. The chairman of any meeting of stockholders shall direct that any nomination not made in accordance with these procedures be disregarded.

(C) For purposes of this Section 2.8, a “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or a comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission.